UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 1, 2015

Cocrystal Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55158	20-5978559
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1860 Montreal Rd, Tucker, GA	30084
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 398-7178

Former Address:  19805 North Creek Parkway, Bothell, WA, 98011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On October 1, 2015, the Board of Directors (the “Board”) of Cocrystal Pharma, Inc. (the “Company”) approved the appointment of Jeffrey Meckler to serve as the Company’s Chief Executive Officer. Prior to his appointment, Mr. Meckler had been serving as the Company’s interim Chief Executive Officer. As previously disclosed, on September 21, 2015, the Company and Mr. Meckler entered into an employment agreement, subject to ratification by the Board, pursuant to which Mr. Meckler will receive an annual salary of $340,000 and be eligible for an annual bonus equal to up to 50% of his base salary, subject to achievement of certain performance targets. In addition, effective October 1, 2015, Mr. Meckler received a grant of 16,000,000 ten-year stock options, vesting in five equal annual increments with the first vesting date being one year from grant date, subject to continued employment on each applicable vesting date and accelerated vesting under certain conditions. Mr. Meckler’s employment is on an at-will basis.

In addition, on October 1, 2015, the Board approved the appointment of Dr. Douglas Mayers as the Company’s Chief Medical Officer. As previously disclosed, on September 18, 2015, the Company and Dr. Mayers entered into an employment agreement, subject to ratification by the Board, pursuant to which Dr. Mayers will receive an annual salary of $280,000 and be eligible for an annual bonus equal to up to 35% of his base salary, subject to achievement of certain performance targets. In addition, effective October 1, 2015, Dr. Mayers received a grant of 2,400,000 ten-year stock options, vesting in four equal annual increments with the first vesting date being one year from grant date, subject to continued employment on each applicable vesting date and accelerated vesting under certain conditions. Dr. Mayer’s employment is on an at-will basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 2, 2015	Cocrystal Pharma, Inc. By: /s/ Walt A. Linscott Name: Walt A. Linscott Title: General Counsel and Secretary